Exhibit 10.2

TearLab 9980 Huennekens St, Suite 100 San Diego, CA 92121 858 455-6006 Fax 858-812-0540

February 28, 2014

Barry J Barresi, OD, PhD

Dear Barry:

TearLab Corporation (the “Company” or “TearLab”) is pleased to offer you the position of Chief Executive Officer of the Company’s wholly owned subsidiary, OcuHub. Your specific job duties and responsibilities may change from time to time as determined by the Company’s management in its sole discretion. If you decide to join, you will receive an annual salary of $250,000.00. It will be paid semi-monthly in accordance with the Company’s normal payroll procedures and will be subject to the usual, required withholding. Your employment status will be exempt and as an exempt employee, you will not be eligible to receive overtime compensation. Your performance will be subject to an annual review by your supervisor. As an employee, you will also be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company. Your employee benefits if you choose to participate are effective on the first day. The details of these employee benefits are explained in Exhibit A. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

If you choose to join our company following the consummation of the transaction contemplated by and among AOAExcel, Inc., OccuLogix LLC, and TearLab (the “Transaction”), there will be one lump sum payment of $35,000.00, less all applicable withholdings, payable within ten (10) business days after the commencement of your employment with the Company. In the event that you voluntarily terminate your employment for any reason whatsoever within the year of your start date, you will be required to repay the full sum back.

You will be eligible to receive 25% of your salary as an annual bonus which will be prorated from your date of hire during your first year of employment based on the number of calendar days you are employed. This bonus plan or arrangement has been established by the Company’s Board of Directors in its sole discretion. In no event will any bonus payable to you be paid later than March 15 of the calendar year following the calendar year in which the bonus is earned.

Also, our company will cover relocation costs up to $15,000. You must be an employee of the Company on the date a relocation expense is incurred and must submit a claim for reimbursement (with appropriate receipts) within thirty (30) days after the date the expense is incurred. The Company will reimburse you within thirty (30) days following your timely submission of a valid claim. You are responsible for reimbursing us the amount paid in relocation costs if you do not work for us at least one full year.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.

This letter is our formal offer of employment and requires your written acceptance. If our offer is acceptable to you, please countersign this letter below and return the signed original or scanned copy to me by 5:00 p.m. Pacific Time on March 3, 2014. Your employment with TearLab will then begin immediately following the closing of the Transaction. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by 5:00 p.m. Pacific Time on March 3, 2014.

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We look forward to your favorable reply and to working with you at the Company.

Sincerely,

/s/ Elias Vamvakas

Elias Vamvakas

Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Barry Barresi

Printed Name:	Barry Barresi

Date:

Exhibit A

Employee benefits:

●	Sick Leave

●	Reimbursement of monthly cell phone charges (via Concur)

●	Military Leave of Absence

●	Pregnancy Disability Leave of Absence

●	Unpaid Family School Partnership Leave

●	Lactation Break

●	Voting Leave

●	Jury and Witness Duty Leave

●	Bereavement Leave

●	Vacation- On an accrual basis per pay period

Years	Days
Month 0-12	15 days
Month 12-24	16 days
Month 24-36	17 days
Each Additional Year	Increase by 1 day
Maximum Accrual of Vacation hours equivalent to 30 days

●	Holidays

●	Health Insurance (Co-Pay)

●	Vision Insurance (Co-Pay)

●	Dental Insurance (Co-Pay)